Consent of Independent Auditors

We consent to incorporation by reference in the registration statements (File Nos. 333-39239, 333-42443, 333-41815) on Form S-8 of Rayovac Corporation and Subsidiaries of our report dated November 22, 1996, except for Note 2p as to which the date is April 1, 1998, on our audits of the consolidated statements of operations, shareholders' equity (deficit), and cash flows of the Rayovac Corporation and Subsidiaries for the year ended June 30, 1996 and the period July 1, 1996 to September 30, 1996, which report is included in this Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP


Milwaukee, Wisconsin
December 23, 1998